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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:   Harry Baxter, 601-680-2410
           J. R. Kimsey, 256-582-3252

GUNTERSVILLE, ALA. -- BancorpSouth, Inc., today announced that it will acquire the $162 million-asset HomeBanc Corporation of Guntersville, making HomeBanc the third Alabama banking company to announce merger plans with BancorpSouth this year.

         The boards of directors of both bank holding companies today entered into a binding agreement for the $4.5 billion-asset, Tupelo, Miss.-based bank holding company to purchase the outstanding shares of HomeBanc Corporation. The merger, which is subject to approval by shareholders and bank regulators, will be handled as a pooling of interests and tax-free to HomeBanc Corporation shareholders. The transaction is valued at approximately $43 million.

         BancorpSouth is the parent company for BancorpSouth Bank which operates in Mississippi as Bank of Mississippi, in Tennessee as Volunteer Bank and in Alabama as BancorpSouth Bank. On October 30, BancorpSouth acquired the outstanding shares of Alabama Bancorp, the holding company for Highland Bank in the Birmingham market and First Community Bank of the South, which has offices in Ft. Deposit, Greenville, Burkville and Hayneville. BancorpSouth Bank has 151 banking locations in 48 Alabama, Mississippi and Tennessee cities and towns.

         HomeBanc Corporation is the holding company for The Home Bank, which has offices in Guntersville, Albertville, Arab and Boaz.

         BancorpSouth Chairman and CEO Aubrey B. Patterson said, "We are pleased to have the opportunity to unite with the officers and staffs of The Home Bank. Our company is a super community bank, and The Home Bank is a perfect fit with our system. This is a special merger for us. The Home Bank personifies how a bank should serve its markets."

         HomeBanc Corporation President and CEO J. R. Kimsey said, "Our merger with BancorpSouth will greatly enhance our ability to serve our customers and the communities where we live and work. Their banking philosophy and ours is so compatible that it only seemed logical to ask them to be our banking partner. We are truly excited about what this merger can do to enhance the products and service of The Home Bank."

         BancorpSouth currently has mergers pending with First Corporation of Opelika and Merchants Capital Corporation of Vicksburg, Miss. First Corporation operates First National Bank of Opelika and Auburn, and Merchants Capital is the parent company of Merchants Bank in Vicksburg.